EXHIBIT 99.1

FOR:	Consolidated Graphics, Inc.

CONTACT:	G. Christopher Colville
Executive Vice President/
Chief Financial Officer
Consolidated Graphics, Inc.
(713) 787-0977

Christine Mohrmann/Lindsay Hatton
Media: Claudine Cornelis
Morgen-Walke Associates, Inc.
(212) 850-5600

FOR IMMEDIATE RELEASE

CONSOLIDATED GRAPHICS REPORTS FOURTH QUARTER AND YEAR-END RESULTS

                HOUSTON, TEXAS — April 24, 2002 — Consolidated Graphics, Inc. (NYSE:CGX) today announced results for its fourth quarter and year ended March 31, 2002.

                Revenues for the March quarter were $165.6 million compared to $153.8 million in the December quarter.  Net income for the March quarter was $3.7 million, or $.28 per share, compared to $3.6 million, or $.27 per share, in the December quarter.

                For the year ended March 31, 2002, revenues were $643.9 million compared to $683.4 million in 2001.  Net income was $16.7 million, or $1.25 per share, versus $22.1 million, including special charges, or $1.68 per share, last year.

                “Our fourth quarter results reflect a continuation of challenging market conditions for the commercial printing industry,” commented Joe R. Davis, Chairman and Chief Executive Officer.  “It is a testament to the strength of our business model and operating fundamentals that we continue to out-perform our competition and are able to strategically position the company to capitalize on the eventual improvement in market conditions.  During the quarter, we announced the completion of three acquisitions which will improve our competitive position, broaden our geographic reach and strengthen our core business.”

                Also commenting on the announcement, Charles F. White, President and Chief Operating Officer stated, “The fourth quarter showed an 8% sequential increase in revenue, despite sustained weakness in the market.  While the majority of this revenue growth can be attributed to acquisitions completed in the fourth quarter, we also saw modest sequential internal growth, reflecting our continued focus on growing market share. Gross profit and operating income margins showed sequential declines in the fourth quarter, as a result of the highly competitive industry environment and increased expenses related to salesforce expansion.   Our recruiting program remains on target, hiring 32 new salespeople in the quarter, as we seek to build market share through hiring experienced sales professionals from weaker competitors.  Additionally, we are pleased to see the continued progress of important growth initiatives such as our national accounts program and CGXMedia.”

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                Joe R. Davis, Chairman and Chief Executive Officer, concluded, “Today our balance sheet remains strong. We focused on improving our financial strength during the year by significantly reducing debt while concurrently making appropriate investments in equipment and technology and completing three acquisitions.  Although we also significantly adjusted our cost structure, our financial results do not yet fully reflect our progress, as commercial printing demand remains soft.  As the outlook for improved market conditions is uncertain at this time, we will continue to provide cautious and conservative guidance for fiscal 2003.  In the coming year, we will remain committed to strengthening our market position, controlling costs and capitalizing on strategic acquisition opportunities.”

                The company also announced that it has completed a preliminary assessment of existing goodwill for impairment in accordance with Statement of Financial Accounting Standards (SFAS) No. 142 “Goodwill and Other Intangible Assets” which the company intends to adopt in the June quarter.  Based on this assessment, the company believes it will be required to record an after-tax impairment of up to $75 million as a change in accounting principle.  Under SFAS No. 142, the company’s remaining goodwill will not be subject to amortization but will be tested for impairment annually.  The company’s after-tax goodwill amortization expense in fiscal 2002 was $ 4.6 million, or $.34 per share.

                Consolidated Graphics, Inc. is the largest sheet-fed and half-web commercial printing company in the United States.  Through its network of printing companies in 25 states, the Company produces high-quality customized printed materials for a broad customer base that includes many of the most recognized companies in the country.  Consolidated Graphics also offers an extensive and growing range of digital and Internet-based services and solutions marketed through CGXMedia.  Consolidated Graphics is focused on adding value to its operating companies by providing financial and operational strengths, management support and technological advantages associated with a national organization.  For more information, visit the Company’s Web site at www.consolidatedgraphics.com.

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                This press release contains forward-looking statements, which involve known and unknown risks, uncertainties or other factors that could cause actual results to materially differ from the results, performance or other expectations implied by these forward-looking statements.  Consolidated Graphics’ expectations regarding future sales and profitability assume, among other things, stability in the economy and reasonable growth in the demand for its products, the continued availability of raw materials at affordable prices, retention of its key management and operating personnel, as well as other factors detailed in Consolidated Graphics’ filings with the Securities and Exchange Commission.   The forward-looking statements, assumptions and factors stated or referred to in this press release are based on information available to Consolidated Graphics today.  Consolidated Graphics expressly disclaims any duty to provide updates to these forward-looking statements, assumptions and other factors after the day of this release to reflect the occurrence of events or circumstances or changes in expectations.

(Table Follows)

CONSOLIDATED GRAPHICS, INC.

Consolidated Income Statement

(In thousands, except per share amounts)

	Three Months Ended		Year Ended
	March 31,		March 31,
	2002	2001	2002	2001
Sales	$165,606	$166,196	$643,948	$683,396
Cost of sales	123,890	121,262	477,147	494,158
Gross profit	41,716	44,934	166,801	189,238
Selling expense	18,439	17,790	69,091	70,070
General and administrative expense	14,035	13,569	54,766	54,595
Special Charge	—	6,440	—	6,440
Operating income	9,242	7,135	42,944	58,133
Interest expense, net	3,033	5,604	15,144	20,858
Pretax income	6,209	1,531	27,800	37,275
Income Taxes	2,483	866	11,120	15,164
Net income	$3,726	$665	$16,680	$22,111

Earnings per share - basic	$.28	$.05	$1.27	$1.68

Earnings per share - diluted	$.28	$.05	$1.25	$1.68

Weighted average shares outstanding
Basic	13,184	13,014	13,107	13,142

Diluted	13,525	13,113	13,380	13,186

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